EXHIBIT 21

AMERADA HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Organized under
Name of Subsidiary	the laws of

Triton Energy Limited	Cayman Islands and Delaware

Amerada Hess Limited	United Kingdom

Hess Oil Virgin Islands Corp.	U.S. Virgin Islands

Hess Energy Trading Company, LLC	Delaware

Amerada Hess (Denmark) ApS	Denmark

Amerada Hess Gas Limited	United Kingdom

Amerada Hess Norge A/S	Norway

Amerada Hess (GEA) Limited	Cayman Islands

Amerada Hess Oil and Gas Holdings, Inc.	Cayman Islands

Amerada Hess Production Gabon	Gabon

Amerada Hess (Thailand) Limited	United Kingdom

Tioga Gas Plant, Inc.	Delaware

A.H. Shipping Guaranty Corporation	Delaware

Amerada Hess Shipping Corporation	Liberia

Jamestown Insurance Company Limited	Bermuda

Hygrade Operators, Inc.	New York

Other subsidiaries (names omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary)

Each of the foregoing subsidiaries conducts business under the name listed, and is 100% owned by the Registrant, except for Hess Energy Trading Company, LLC, which is a trading company that is a joint venture between the Registrant and unrelated parties.